Exhibit 4.24

Dated March 20, 2020
EUROSEAS LTD
as Borrower
and
COLBY TRADING LTD
as Lender
SECOND SUPPLEMENTAL AGREEMENT
relating to
a loan agreement dated 30 September 2019
in respect of a loan facility
of U$2,500,000
as supplemented by the First Supplemental Agreement dated 20 December 2019

THIS SECOND SUPPLEMENTAL AGREEMENT is dated 30th March 2020 and made between
PARTIES
(1)	EUROSEAS LTD a company incorporated under the laws of the Marshall Islands, (the “Borrower”) and
(2)	COLBY TRADING LTD, a company incorporated under the laws of the Marshall Islands (as “Lender”).
BACKGROUND
(A)
By a loan facility dated 30 September 2019 as supplemented by a First Supplemental Agreement dated 20th December 2019 (as from time to time amended or supplemented, the “Loan”) and made between (i) the Borrower and (ii) the Lender, the Lender agreed to make available to the Borrower a loan facility of $2,500,000 for the purpose of financing the special survey and water ballasting treatment (“WBT”) plant installation of my Akinanda Bridge which is owned by a subsidiary of the Borrower and providing working capital financing on the terms and conditions contained therein.

(B)
Whereas the Borrower has requested (the “Request”) that the Lender agrees to defer payment of the first repayment instalment in the amount of US$625,000 (which was originally due on 31 March 2020) to be repaid on 15 May 2020.

(C)	This Second Supplemental Agreement sets out the terms and conditions on which the Lender agrees to:
(i)	the Borrower’s Request; and
(ii)	the consequential amendments to the Loan.
OPERATIVE PROVISIONS
NOW THEREFORE IT IS HEREBY AGREED
1	DEFINITIONS
1.1	Defined Expressions
Words and expressions defined in the Loan (as hereby amended) and the recitals hereto and not otherwise defined herein shall have the same meanings when used in this Second Supplemental Agreement.

2	REPRESENTATIONS AND WARRANTIES
2.1	Repetition of Loan representations
The Borrower hereby represents to the Lender, as at the date of this Second Supplemental Agreement, that the representations and warranties set forth in Articles 6 and 7 of the Loan (updated mutatis mutandis to the date of this Supplemental Agreement), are true and correct as if all references therein to “this Agreement” were references to the Loan as further amended by this Second Supplemental Agreement.
2.2	Further representations and warranties
The Borrower hereby further represents and warrants to the Lender that as at the date of this Second Supplemental Agreement:
(a)	it has all power to enter into and perform its obligations under this Second Supplemental Agreement;
(b)
all consents, licences, approvals and authorizations required in connection with this Second Supplemental Agreement and the transactions contemplated hereby and thereby have been obtained and are in full force and effect; and

(c)
no action, suit, proceeding or litigation is presently taking place or pending or, to its knowledge, is threatened against the Borrower which if adversely determined would result to a Material Adverse Effect on the Borrower;

3	AGREEMENT OF THE LENDER
3.1	Agreement of the Lender
The Lender, relying upon each of the representations and warranties set out in Articles 2.1 and 2.2 of this Second Supplemental Agreement, hereby agrees with the Borrower to:
(a)	the Request; and
(b)	the amendments/variations to the Loan referred to in Article 5.
4	CONDITIONS
4.1	Conditions precedent
The agreement of the Lender contained in Clause 3.1 of this Second Supplemental Agreement shall be expressly subject to the condition that the Lender shall have received:
(a)	in form and substance satisfactory to it and its legal advisors an original of this Second Supplemental Agreement duly executed by the parties hereto; and
(b)	such legal opinions as the Lender may reasonably require in respect of the matters contained in this Second Supplemental Agreement;

5	VARIATIONS TO LOAN
5.1	Specific amendments to Loan
In consideration of the agreement of the Lender contained in Article 3.1 of this Second Supplemental Agreement, the Borrower hereby agrees with the Lender that, the provisions of the Loan shall be varied and/or amended and/or supplemented as follows:
(a)	by deleting Article 4.1 and replacing it with the following:
“4.1 Subject to the terms of this Agreement the Borrower will repay the Loan to the Lender in four repayment instalments of a principal amount of US$625,000 each. The first repayment instalment will be due on 15 May, 2020 and quarterly thereafter and the Loan will be paid in full on the date falling 365 days after completion of the drydocking of MA Akinada Bridge”
5.2	Loan to remain in full force and effect
The Loan shall remain in full force and effect and the security provided to the Lender shall continue and remain valid and enforceable as amended and supplemented by:
(a)	the amendments to the Loan; and
(b)	such further or consequential modifications as may be necessary to make the same consistent with, and to give full effect to, the terms of this Second Supplemental Agreement.
6	SUPPLEMENTAL
6.1	Counterparts
This Second Supplemental Agreement may be executed in any number of counterparts.
7	LAW AND JURISDICTION
7.1	Governing law
This Second Supplemental Agreement shall be governed by and construed in accordance with English law.
7.2	Incorporation of the Loan Agreement provisions
The provisions of Article 11.7 (Jurisdiction) of the Loan, as amended and supplemented by this Second Supplemental Agreement, shall apply to this Second Supplemental Agreement as if they were expressly incorporated in this Second Supplemental Agreement with any necessary medications.
This Second Supplemental Agreement has been duly executed by or on behalf of the parties and has, on the date stated at the beginning of this Deed, been delivered as a Deed.

EXECUTION PAGE

BORROWER

SIGNED by Aristides J. Pittas	/s/ Aristides J. Pittas
for and behalf of
EUROSEAS LTD
in the presence of:

LENDER

SIGNED by Nikolaos Pittas	/s/ Nikolaos Pittas
for and behalf of
COLBY TRADING LTD
in the presence of: